Exhibit 10.34

PRIVATE AND CONFIDENTIAL
Grosvenor House Horseshoe Crescent Beaconsfield, Buckinghamshire HP9 1LJ United Kingdom Tel: +44 (0)1494 679700 Fax: +44 (0)1494 679707 www.opentext.com ■ info@opentext.com

Addendum 1

To:	Dave Wareham

From:	HR

Date:	April 2, 2009

CC:	HR Services

Re:	Benefit and Salary Edit

§6.1

Your basic salary will be £200,000 per annum less such tax and NI contributions or other deductions as the Company is obliged or authorised to make.

§7.2.1

During your employment you will be entitled at the Company’s expense to participate in the Company’s permanent health insurance scheme; this scheme can be carried over at the end of your employment on a personal basis without any break in continuance of cover or any additional underwriting.

Under this cover, Open Text will arrange insurance coverage for the treatment for claims in relation to ‘Routine Check for Heart Stent’ under a Discretionary Benefit Option. Claims for the above mentioned treatments will be covered up to £2,000 per quarter. The HM Revenue & Customs (tax office) could view this as additional benefit in kind and therefore Open Text will be required to reflect these payments on your income resulting in a tax liability on any bills paid under the Discretionary Benefit Option, which will be the employee’s responsibility.

Due to the nature of this cover, this particular element (‘Routine Check for Heart Stent’) would be unavailable on an individual basis if employment is terminated; however, the vendor does offer other individual options, which would be available, should employment with Open Text cease.

§7.2.2.

In the Company Life Assurance scheme providing benefits of four (4) times you annual base salary and 50% of your variable.

As part of the Company Life Assurance with Canada Life there is an overall £1M (one million British pounds) ‘maximum’ payout. Any amounts over this ‘maximum’ may be covered but individuals will need to provide evidence of insurability. As part of this scheme and maximum rule, all employees will need to undergo further underwriting in order to be covered for payments in excess of £1M.

Registered Office: Open Text UK Limited, Grosvenor House, Horseshoe Crescent, Beaconsfield, Bucks HP9 1LJ

Registered Number: 03148093 Place of registration: England and Wales

PRIVATE AND CONFIDENTIAL

Further information will be provided so you can be underwritten. In the event you refuse to be underwritten or Canada Life reject your insurability - under the terms of the current policy, cover will be capped at £1M (one million British pounds).

All other all terms and conditions will remain unchanged.

Yours sincerely,

/s/ Claudia Goldhammer
Claudia Goldhammer
VP, International HR

I Dave Wareham have read and confirm the acceptance of the above.

Signed	/s/ David Wareham	Dated

10 August 2005

Mr. Dave Wareham

265, Barkham Road

Wokingham

Berks RG41 4BY

Dear Dave,

Further to meetings with Simon McDougle, Human Resources, and myself on 9 August 2005 to discuss proposed changes to your terms and conditions of employment, I confirm the following;

1.	Remuneration

Base salary is £138,000 per annum, payable in twelve equal instalments.

2.	Variable Compensation

In addition to your base salary you may earn a yearly performance bonus of £92,000, payable quarterly, depending on your performance,

3.	Executive Benefits

In addition to the benefits as per your current contract of employment you will be provided with the following additional benefits (as per letter dated 4 April 2005 from John Shackleton):

•	Perquisite allowance of £2,785 ($5,000) per annum;

•	Annual Medical

4.	Notice Period

The period of notice to which you are entitled from the Company is three months. You will be required to give the Company three months written notice of termination. The Company reserves the right to terminate your employment by payment in-lieu of notice, Any payment in lieu of notice will cover base pay and a pro-rated amount of variable pay based on average earnings over the previous twelve months. All health benefits will either continue during the notice period or be paid in-lieu.

5.	Severance

If your employment is terminated for any other reason that “just cause” you will receive the following severance package in addition to any provisions covered by the notice period:

a)	six months base pay as compensation for loss of office

b)	six months variable pay (based on average earnings over the previous twelve months)

c)	six months continuation of health benefits or payment in-lieu of such benefits

d)	Statutory redundancy pay

6.	Stock Option Acceleration and severance payment on “change of control” If your employment is terminated by the Company upon the giving of written notice of such termination to you at any time within the 6 month period following a Change of Control, as defined below (other than for Just Cause, Disability or Death), then you shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 5 of this letter; and

ii.	notwithstanding anything to the contrary in the Contract of Employment, all options granted by the Company to you shall, following the giving of any notice by the Company under this Section 5, be deemed to vest immediately and shall be exercisable by you for a period of 90 days following the giving of such notice by the Company hereunder.

“Change of Control” means either of the following events:-

i.	the sale of all or substantially all of the assets of OTC; or

ii.	any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, “Acquirer” or “Acquirors”), acquires beneficial ownership of more than 50% of the issued common shares of OTC on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of OTC on a fully diluted basis cease to be held by persons who are shareholders of OTC as at the date hereof or by Affiliates or Associates of such present shareholders;

“Just cause” shall mean:-

i.	the failure by you to perform your duties according to the terms of your employment or in a manner satisfactory to the Chief Executive Officer (other than those (A): that follow a demotion in his position or duties; or (B) resulting from your Disability) after the Company has given you reasonable notice of such failure and a reasonable opportunity to correct it;

ii.	the engaging by you in any illegal conduct or any act that is materially injurious to the Company, monetarily or otherwise, but not including, following a Change of Control, the expression of opinions contrary to those directors of the Corporation who are not Incumbent Directors or those of the Acquirors;

iii.	the engaging by you in any act of dishonesty resulting or intended to result directly or indirectly in personal gain to you at the Company’s expense, including the failure by you to honour your fiduciary duties to the Company and your duty to act in the best interests of the Company;

iv.	The failure of you to abide by the policies and procedures and codes of conduct of OTC and the company.

All other terms and conditions of your employment contract dated 4 June 1999 remain unchanged.

Please read the above changes carefully, if you have further questions or queries please contact the undersigned as soon as possible.

To signify your acceptance of the changes please sign and date the duplicate copy of this letter and return to the undersigned.

Kind regards

/s/ John Shackleton
John Shackleton

On behalf of Open Text UK Limited

I hereby accept the above changes in my terms and conditions as per this letter

/s/ David Wareham	11/8/5
(Executive)	(Date)

PRIVATE & CONFIDENTIAL

David Wareham C/O Open Text Ltd. September 20, 2001	Open Text Inc. 2201 S. Waukegan Road Bannockburn, IL 60015 USA www.opentext.com • info@opentext.com TEL: 847-267-9330 • FAX: 847-267-9332

Dear David

I have much pleasure in offering you a promotion to the position of Vice President, Global Customer Support with Open Text UK Ltd, hereafter referred to as “the Company”. In this position you will report to John Shackleton, President.

Effective Date

Your promotion will be effective on July 1, 2001.

COMPENSATION AND BENEFIT

You shall receive the salary stated in this Agreement together with the benefits set out in this Agreement. In addition, you may receive employee benefits according to the Company’s applicable corporate policies. You understand that unless otherwise required by law, any such benefit (including, without limitation, any bonus, motor vehicle or motor vehicle allowance, medical benefit, health or life assurance or pension plan) may be varied, enlarged, or diminished by the Company in its sole discretion from time to time on notice in writing.

Certain benefits provided by the Company will be taxable benefits and liable to income tax at rates specified by the Inland Revenue. If you need further information or advice on this or any other tax issue, you should take independent advice.

REMUNERATION

The Company will pay you a salary (“your Salary”) of £125,000 per annum in twelve equal instalments. Your Salary will accrue on a daily basis and will be paid monthly in arrears by direct credit transfer to your designated bank account. The transfer will take place according to normal Company policy. Your Salary will be reviewed in line with Company policy.

PERFORMANCE BONUS

In addition to your Salary you may earn a yearly performance bonus of £75,000, payable in four quarterly and one annual payment, depending on your performance and that of the Company. Your manager will provide further details regarding the calculation of your bonus to you. The first three months (3) will be guaranteed at 100% i.e £15,000.

CAR ALLOWANCE

Same

EMPLOYEE PERFORMANCE

You shall use your best efforts to perform your work diligently, loyally, conscientiously, and with that level of skill which is appropriate to your position with the Company. You shall comply with all of the Company’s current rules, procedures and standards governing the conduct of employees and their access to and use of the Company’s property, equipment and facilities. You recognise and understand that such rules, procedures and standards may be amended, enlarged or diminished by the Company in its sole discretion from time to time.

You understand and acknowledge that you shall perform the duties of your job and that you shall perform such other, lesser, or additional duties and responsibilities as may be assigned to you from time to time by your management.

Your job may require you to undertake foreign travel for business purposes and you will be required to comply with all reasonable requests in this regard from your manager. Such travel should be approved prior to departure, and reasonable expenses will be paid, in line with current Company policy.

You recognise and agree that the Company may manage and direct its business affairs as it sees fit in its sole discretion.

NOTICE

Your employment may be terminated at any time by prior notice, in writing from the Company. The period of notice to which you are entitled from the Company is nine months for the first two years in your new role. Thereafter severance will be three months plus one week for each complete year of service up to a maximum of twelve weeks. You will be required to give the Company three month’s written notice of termination. The Company reserves the right to terminate your employment by payment in lieu of notice.

If you are terminated for cause you shall be entitled to no severance or notice payment or any other amount under this paragraph or otherwise.

PRIVATE MEDICAL COVER

Same.

SICKNESS ABSENCE

Same.

PERMANENT HEALTH AND LIFE ASSURANCE

Same.

PENSION PLAN

Same.

HOLIDAYS

Same.

HOURS OF WORK

Same.

PLACE OF EMPLOYMENT

Same.

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION

You agree to continue to be bound by the terms of the Employee Confidentiality and Non-Solicitation Agreement.

ALL OTHER CONDITIONS

Same.

It is agreed that any dispute regarding or arising out of your employment with the Company, including but not limited to this Agreement and the termination of your employment with the Company shall be governed and construed according to the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

Congratulations on your promotion. Please sign the Employee Declaration on this Agreement and return it to us as an indication of your acceptance of the Company’s offer.

Yours sincerely,

/s/ John Shackleton
John Shackleton
President

EMPLOYEE DECLARATION

I have read and accept and agree to be bound by the terms and conditions set out in this Agreement.

Employee Name: David Wareham

/s/ David Wareham	14/11/01
Employee Signature	Date

Open Text UK Ltd Webster House 22 Wycombe End Beaconsfileld Bucks, HP9 1NB United Kingdom www.opentext.com TEL: +44 (0)1494 679700 FAX: +44 (0)1494 679707

PRIVATE & CONFIDENTIAL

04 June 1999

Mr David Wareham

265 Barkham Road

Wokingham

Berkshire

RG11 4BY

Dear David

I have much pleasure in offering you the position of Director Customer Support, EMEA with Open Text UK Ltd, hereafter referred to as “the Company”. In this position you will report to Peter Broughall, VP Global Customer Support, Open Text Corporation.

REFERENCES

This offer is subject to the receipt of satisfactory references. Please could you let me have the names and addresses of two referees, one of these should be your current employer. These references will not be taken up until after you have accepted this offer in writing.

DATE OF COMMENCEMENT OF EMPLOYMENT

Your employment will commence on July 5, 1999.

The date that will be used for the assessment of continuous employment is the date of commencement of employment (as stated above) and no employment with a previous employer counts as part of your continuous employment with the Company.

COMPENSATION AND BENEFIT

You shall receive the salary stated in this Agreement together with the benefits set out in this Agreement. In addition, you may receive employee benefits according to the Company’s applicable corporate policies. You understand that unless otherwise required by law, any such benefit (including, without limitation, any bonus, motor vehicle or motor vehicle allowance, medical benefit, health or life assurance or pension plan) may be varied, enlarged, or diminished by the Company in its sole discretion from time to time on notice in writing.

Certain benefits provided by the Company will be taxable benefits and liable to income tax at rates specified by the Inland Revenue. If you need further information or advice on this or any other tax issue, you should take independent advice.

REMUNERATION

The Company will pay you a salary (“your Salary”) of £70,000 per annum in twelve equal instalments. Your Salary will accrue on a daily basis and will be paid monthly in arrears by direct credit transfer to your designated bank account. The transfer will take place according to normal Company policy. Your Salary will be reviewed in line with Company policy and your Salary may be increased following such review.

BONUS

In addition to your Salary you may earn an on target annual bonus of £20,000, payable quarterly, depending on your performance against objectives to be set by your manager, which will provide for the opportunity to over achieve against target. Your first 3 months commission will be guaranteed at 100% i.e £5,000.

CAR ALLOWANCE

The Company will pay you a car allowance of £500 per month.

You will receive reimbursement for all petrol used on company business at the company rate, as may from time to time be applicable, for those in receipt of a car allowance. If any vehicle is to be used for Company business, it is the employee’s responsibility to take out appropriate insurance for this purpose.

STOCK OPTIONS

You will be eligible for options for 4,000 shares of Open Text stock issuable under and subject to the terms of the Open Text 1998 Stock Option Plan and which issuance is subject to approval by the Board of Directors and Open Text Shareholders. The price at which these options will be made available to you is the closing price of the shares on the trading day immediately preceding your hire date on the quotation system or stock exchange on which the greatest volume of trading of Open Text shares has occurred on such trading day. These options will vest over a four-(4) year period in the amounts as follows: 1,000 on the first anniversary of your hire, 1,000 on the second anniversary, 1,000 on the third, and 1,000 on your fourth anniversary of hire. Any and all options which have not vested as at the date of any termination of your employment with Open Text for any reason whatsoever shall as at such termination date immediately cease and terminate and be of no further force or effect whatsoever

EMPLOYEE PERFORMANCE

You shall use your best efforts to perform your work diligently, loyally, conscientiously, and with that level of skill which is appropriate to your position with the Company. You shall comply with all of the Company’s current rules, procedures and standards governing the conduct of employees and their access to and use of the Company’s property, equipment and facilities. You recognise and understand that such rules, procedures and standards may be amended, enlarged or diminished by the Company in its sole discretion from time to time.

You understand and acknowledge that you shall perform the duties of your job and that you shall perform such other, lesser, or additional duties and responsibilities as may be assigned to you from time to time by your management.

Your job may require you to undertake foreign travel for business purposes and you will be required to comply with all reasonable requests in this regard from your manager. Such travel should be approved prior to departure, and reasonable expenses will be paid, in line with current Company policy.

You recognise and agree that the Company may manage and direct its business affairs as it sees fit in its sole discretion.

NOTICE

Your employment may be terminated at any time by prior notice, in writing from the Company. The period of notice to which you are entitled from the Company is one month where you have up to four complete years service and thereafter increases by one week for each complete year of service up to a maximum of twelve weeks. You will be required to give the Company one month’s written notice of termination. The Company reserves the right to terminate your employment by payment in lieu of notice.

PRIVATE MEDICAL COVER

You, your spouse and dependant children, will be provided with private medical cover, full details to be provided when you start and may be dependent on a satisfactory medical report.

SICKNESS ABSENCE

If you are absent through sickness, the Company will make payments to you in accordance with its current policy. It is important that you familiarise yourself with the reporting procedures for Sickness Absence.

PERMANENT HEALTH AND LIFE ASSURANCE

The Company will provide you with permanent health and life assurance, full details to be provided when you start and may be dependent on a satisfactory medical report.

PENSION PLAN

You will be entitled to be a member of the Company’s Group Personal Pension Plan (“the Plan”), particulars of which can be obtained from your manager. The Company will contribute 5%, of your base salary plus 50% of your on target bonus, to be matched by personal contributions. While participation in the Plan is voluntary, your membership shall be subject to the provisions thereof as may be amended from time to time. All employees are encouraged to join the scheme.

HOLIDAYS

You will be entitled to twenty two (22) days holiday in each calendar year in addition to statutory holidays. These holiday days will be taken at such time as may be agreed with your manager. The Company also awards three additional Open Text days, on dates designated by the Company. The Company’s holiday year starts on 1 January of each year. A maximum of five (5) days may be carried forward to a subsequent calendar year, with the approval of your manager, and there is no entitlement to payment in lieu of any outstanding holiday during your employment.

For the year during which your employment commences or terminates, you shall be entitled to such proportion of your annual holiday entitlement as the period of your employment in such year bears to the one calendar year. Upon termination of your employment, for whatever reason, you shall, as appropriate, be entitled to either salary in lieu of any outstanding holiday entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of your proportionate holiday entitlement.

HOURS OF WORK

Your hours of work will be 37.5 per week excluding a lunch period of 60 minutes. Unless otherwise advised by your manager, you will be required to work normal business hours (9.00 am - 5.30 pm, Monday to Friday, excluding statutory holidays).

At times it may be necessary for you to work outside these times in order to meet operational requirements and emergencies.

PLACE OF EMPLOYMENT

Your place of employment is at the Company offices in Beaconsfield or at some other location as the Company may direct from time to time.

SECURITY

You are required to comply with all security rules provided by the Company. You should familiarise yourself with the security regulations in your workplace.

COMPANY PROPERTY

The Company may provide you with property (including computer equipment) and you should familiarise yourself with the Company’s regulations governing their use. At any time upon the Company’s request, you shall return promptly to the Company all such property and any other property owned by the Company, including all originals and copies of all any confidential information and/or work you have developed in the course of your employment.

On leaving the Company you must deliver to the Company all property, documents, software and correspondence owned by the Company or otherwise relating to the Company’s affairs, including books of instructions and reference and identity passes.

PRIVATE PROPERTY

No responsibility is accepted by the Company for damage to or loss of personal property whilst it is on Company premises and employees must look after their personal belongings.

SAFETY

The Company is concerned to ensure the safety of all employees, the public and its activities. You have a legal responsibility at all times to prevent accidents by utilising safe methods of work. You are required to comply with all safety rules, as well as using health and safety equipment provided by the Company. You should familiarise yourself with the safety regulations in your workplace.

GRIEVANCE PROCEDURE

If, during the course of your employment, you have a grievance, you should in the first instance discuss the matter with your immediate line manager or supervisor. If you cannot resolve your grievance with your immediate line manager or supervisor, you have the right to require him or her to refer the matter to the next level of management for appeal.

DISCIPLINARY PROCEDURE

All employees are required to observe company rules, as well as established standards of discipline and conduct while on Company business, either at your place of work or off-site, or at any time where this may impact upon the business of the Company. This is to ensure the safety and well-being of yourself, other employees and the Company.

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION

You agree to be bound by the terms of the Employee Confidentiality and Non-Solicitation Agreement set out in the attachment to this Agreement.

GENERAL

It is agreed that any dispute regarding or arising out of your employment with the Company, including but not limited to this Agreement and the termination of your employment with the Company shall be governed and construed according to the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

This Agreement shall be deemed to be effective as of the first day of your employment by the Company.

I look forward to you joining us. Please sign the Employee Declaration on the duplicate copy of this Agreement and return it to us as an indication of your acceptance of the Company’s offer of employment on the terms set out herein within five working days of the date of this letter.

Yours sincerely,

/s/ George Czasznicki
George Czasznicki
Vice President Finance & Administration

EMPLOYEE DECLARATION

Name of New Hire: David Wareham

Signed Dated	/s/ David Wareham	8th June 1999

I have read and accept and agree to be bound by the terms and conditions set out in this Agreement and confirm that I will commence employment on:

References

1	2

STATEMENT OF TERMS AND CONDITIONS

PARTIES:

(1)	Open Text UK Ltd whose registered office is at Grosvenor House, Horseshoe Crescent, Beaconsfield, Buckinghamshire HP9 1LJ (the “Company”).

(2)	Dave Wareham of 265 Barkham Road, Wokingham, Berkshire, RG41 4BY (‘the Employee’)

TERMS:

1.	INTERPRETATION

1.1	The headings in this Contract of Employment are for convenience only and shall not affect its interpretation or construction.

1.2	A reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

2.	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT

2.1	The start date of your Employment with the Company was July 5, 1999 the ‘Commencement Date’. No employment with a previous employer counts as part of your period of continuous employment with the Company.

3.	APPOINTMENT

3.1	You are employed from the Commencement Date and with effect from February 9, 2009 you will be appointed as General Manager, EMEA and Senior Vice President Global Customer Support.

3.2	Change of Control Arrangement: If your role is to be terminated by reason of the liquidation, reorganisation, or any other reconstruction of any Group Company or as part of any other rearrangement of the affairs of any Group Company you will be paid out in full under the terms of §13.1 below. If for any reason whether a new owner, reorganisation or other reconstruction you are offered employment by another Group Company on terms which are either equal to or less than your total OTE compensation under the terms of this Statement of Terms and Conditions then you shall not be obliged to accept such an offer but will have the right to be paid out in full under the terms of this contract (§13.1). Should you be paid in full under this change of control arrangement (§3,2, 13 to 13.3) all unvested shares options will vest on the date of your agreed termination. Such vested stock can be exercised during a period of ninety (90) days (§13.4).

4.	DUTIES AND OBLIGATIONS

4.1	The Employee agrees (unless you are prevented by ill health) that during their Employment they will:

4.1.1	devote all of your working time, attention and skill to your duties and will do your best to promote the Group’s interests;

4.1.2	observe all of the policies, rules, manuals or regulations that may be issued by the Group and will carry out all reasonable requests or directions that may be made or given by the Board;

4.1.3	keep the Board fully informed (in writing if required) of your conduct of the business of the Group and provide the Board with all information regarding the affairs of the Group as the Board may require;

4.1.4	not (except with the prior written consent of the Board) be directly or indirectly employed, engaged, concerned or interested (whether as an agent, a consultant, director, employee, partner, proprietor, sub-contractor, or otherwise) in any other business, undertaking or occupation, or in the setting up of any other business, undertaking or occupation, or accept any other engagement or public office, provided that you may:

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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4.1.5	not during your Employment knowingly or willingly do or cause or permit to be done anything that is calculated or may tend to prejudice or injure the interests of the Group;

4.1.6	faithfully and diligently perform your duties and exercise your powers for the benefit of the Group.

5.	NORMAL PLACE OF WORK

5.1	Your normal place of work will be at the Company’s registered offices at Grosvenor House, Horseshoe Crescent, Beaconsfield, Buckinghamshire HP9 1LJ.

5.2	You agree that from time to time you may at the Company’s expense have to travel inside and outside the United Kingdom for short periods to carry out your duties and you will maintain an up to date passport in order to do so. You will not be asked to remain outside of the UK for more than four (4) consecutive weeks at a time.

6.	REMUNERATION AND BENEFITS

Salary

6.1	Your basic salary will be £186,000 * gross per annum (or such higher amount as may be agreed with you or be determined by ELT) less such tax and national insurance contributions or other deductions as the Company is obliged or authorised to make.

6.2	Your basic salary will be reviewed by the ELT annually on or around 1 July. There is no obligation on the Company to increase your basic salary. Any review that results in a change in your basic salary will take effect from a date notified to you by the ELT and HR Services. Ail notification will be in writing.

6.3	The Company will be entitled during and on termination of your Employment to deduct from your basic salary or from any other amount due to you from the Company any loans, advances, overpayment of holiday pay/expenses/salary/car allowance/Pension Payment and any other outstanding payments due from you to the Group.

INCENTIVE SCHEMES

7.	In addition to your base salary you may earn an annual commission of £110,000 * payable two months after the end of the quarter, depending on your performance. Further details regarding your individual commission plan will be provided by the ELT.

7.1	You may also be invited to participate in such other bonus or incentive schemes as may be established by the Company for persons of your status.

Pension Plan

7.2	You will be entitled to be a member of the Company’s Group Personal Pension Plan (“the Plan”), particulars of which can be obtained from HR. The Company will contribute a minimum of 3% and a maximum of 5%, of your base salary, to be matched by personal contributions. While participation in the Plan is voluntary, your membership shall be subject to the provisions thereof as may be amended from time to time. All employees are encouraged to join the scheme. Contributions are subject to Inland Revenue limits.

Health Care and Life Assurance

During your Employment you will be entitled at the Company’s expense to participate:

7.2.1	in the Company’s permanent health insurance scheme; this scheme can be carried over at the end of your employment on a personal basis without any break in continuance of cover or any additional underwriting and;

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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7.2.2	in the Company’s life assurance scheme providing benefits equal to 4 times your annual OTE (on target earnings), (together the “Schemes”), subject always to:

7.2.3	the rules of the Schemes for the time being (details of which are available on request);

7.2.4	the conditions, exclusions and limitations of the relevant insurer; and

7.2.5	the provision of benefits under the Schemes at rates that are acceptable to the Company.

Car Allowance

7.3	You will receive a car allowance for use of your own car of £1000 (one thousand pounds) per annum which shall be payable together with and in the same manner as your basic salary in accordance with clauses 6.1. The car allowance shall not be treated as part of your basic salary for any purpose and shall not be pensionable.

7.4	The Company shall reimburse you in respect of fuel costs for business miles at the Company’s business mileage rate or as set out in the Employee Handbook from time to time.

7.5	You will also be entitled to an annual allowance of $5,000, which can be applied to health club membership, tax and legal advice. Open Text can be invoiced direct up to this amount or you can submit this amount through the normal expense policy for reimbursement.

8.	HOURS OF WORK

8.1	Your normal hours of work will be 09:00 to 17:30 Monday to Friday with 1 hour for lunch each day, subject to which the duration of your working time is determinable by you.

8.2	The nature of your work may sometimes cause you to have to work more than your normal hours of work, including on weekends. If this occurs, you agree to do so without further remuneration.

8.3	The Working Time Regulations 1998 provide that you should not work for more than 48 hours per week (taken as an average over a 17 week period) unless you have consented to opt out of the 48 hour limit. The nature of the work you do for the Company means that the hours you work may occasionally exceed the 48 hour maximum average permitted by the Regulations. By signing this Contract of Employment, it will be permissible for you to exceed this limit. Your consent to opt out of the Working Time Regulations will not affect your other employment rights. If you opt out, you also have the right to withdraw your consent on 3 months’ written notice and return to the 48 hour limit.

9.	HOLIDAYS

9.1	In addition to normal statutory and public holidays in England you will be entitled in each complete calendar year to 25 working days paid holiday as your basic holiday entitlement.

9.2	Unless otherwise agreed by the ELT, no more than 5 days’ holiday not taken in one holiday year may be carried forward to the next holiday year and if carried forward must be used within the first 3 months of the following holiday year, failing which it will lapse.

9.3	You will not normally be entitled to pay in lieu of holiday not taken, other than on the termination of your Employment or unless the reason for not taking it was that the Company asked you not to

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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10.	ABSENCE AND SICK PAY

Doctor’s Certificates and Medical Reports

10.1	If you are absent because of sickness, injury or incapacity for up to 7 consecutive days, you must complete a self-certificate of sickness when you return.

10.2	If you are absent because of sickness, injury or incapacity for more than 7 consecutive days, you must provide a doctor’s certificate of sickness for that period of absence and further doctor’s certificates for any continuing absence.

10.3	If you are frequently absent for short periods because of sickness, injury or incapacity, you must provide a doctor’s certificate in respect of each period of absence if the Board asks you to do so.

10.4	Whether or not you are or are likely to be absent because of sickness, injury or incapacity or you are frequently absent because of sickness, injury or incapacity, you agree that you will (at the Company’s expense) submit to physical and/or medical examination(s) by a doctor or other medical specialist appointed by the Company. Notwithstanding any applicable provisions of the Access to Medical Reports Act 1988, the result of any such examination(s) will be reported to the Board.

Payment during absence

10.5	Subject to the provisions of the relevant social security legislation in force from time to time, you will be entitled to receive statutory sick pay if you are absent from work because of sickness, injury or incapacity. After the applicable period of statutory sick pay you should claim for any state benefits to which you may be entitled and you must notify the Company of any amounts that you receive. For statutory sick pay purposes your qualifying days will be your normal working days.

Provided that you comply with the requirements set out above regarding absence because of sickness, injury or incapacity, the Board shall determine payments to be made to you, which may be at full pay. At a minimum, the Company will pay you contractual sick pay that will be in addition to your statutory sick pay and any other state paid benefit that you are entitled to claim up to the value of your normal basic salary for up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

11.	CONFIDENTIALITY

The nature of the Company’s business is such that during your Employment you are likely to create, or have access to, or be entrusted with, or come across Confidential Information. You recognise that the unauthorised use or disclosure of Confidential Information could be damaging to the Group, or to any Person with whom or which the Group deals, or to whom the Group itself owes an obligation of confidentiality. Accordingly you agree that during your Employment (except in the proper course of your duties) and after your Employment has ended you agree to be bound by the terms of the Employee Confidentiality and Non-Solicitation Agreement signed.

11.1	Nothing in this Agreement shall prevent you from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

12.	PROTECTION OF BUSINESS INTERESTS

You acknowledge that during your Employment you may obtain personal knowledge of and influence over clients and employees of the Group and access to Confidential Information. In order to protect those interests, you agree you will not during your Employment and for twelve (12) months following the Termination Date within the Restricted Area, compete with the Group or any Group Company.

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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12.1	You will not during your Employment and for twelve (12) months following the Termination Date:

12.1.1	solicit away from the Group; or

12.1.2	employ or engage any Key Personnel (or attempt to do the same) whether or not this would involve a breach of contract by the Key Personnel.

12.2	You will not at any time after the Termination Date:

12.2.1	use in any way the name “Open Text” or any other names that comprise the Intellectual Property of the Group from time to time or any part of such name or names or any colourable or confusingly similar imitation of such names.

12.3	For the avoidance of doubt, the periods of restriction in this clause 12 will be reduced by any period during which the Company does not require you during your notice period to work or perform all or part of your duties.

13.	TERMINATION

Notice to Terminate/Agreed Severance

13.1	The length of written notice that you are entitled to receive from the Company to end your Employment is a minimum of one month’s (1) ‘written notice’. At the end of this one month’s ‘written notice’ you will paid a total of (15) fifteen month’s pay. If the ‘written notice’ period is longer than 1 month, the following payments will be made at the end of the ‘written notice’ period. The fifteen month’s payment will be made up of:

13.1.1	(3) three months notice plus;

13.1.2	(12) twelve month’s severance. All periods of notice referred to in §13.1 will be paid at 100% on-target earnings.

13.1.3	§13.1, 13.1.1 and 13.1.2 and 13.2 relate to the agreed notice and severance payable to the Employee by the Company upon termination. The structure of the payment and the payment made is not dependant on either individual or Company performance but forms part of this Statement of Terms and Conditions and will be paid out in full.

13.2	The length of written notice that the Company is entitled to receive from you to end your Employment is one (3) month.

13.3	You will have up to and including ninety days (90) from your actual date of termination to exercise any vested stock before they expire.

Payment in Lieu of Notice

13.4	The amount of any payment in lieu will be equivalent to 100% on-target earnings together with your pension payment and car allowance for the relevant period of notice in §13.1 including 13.1.1, 13.1.2 and 13.2 subject to such deductions for tax and employee national insurance contributions or otherwise as the Company is required to make.

13.5	Any payment in lieu of notice will also include all benefits under this Contract of Employment with the Company.

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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Termination on Retirement

13.6	Your employment will end automatically when you reach your normal retirement age. Currently the normal retirement age at the Company is 65, but this may change from time to time. No agreement whereby you work beyond your normal retirement age will alter your normal retirement age.

Garden Leave

13.7	During any period of notice that has been given to or received from you, the Company may suspend you from your duties. If you are placed on garden leave, you will continue to receive your basic salary and 100% on-target earnings and contractual benefits during any period of Garden Leave, provided you comply with the express and implied terms of this Contract of Employment, which will remain in full force.

Miscellaneous Obligations

13.8	After notice to terminate your Employment has been given, you must:

13.8.1	hand over to the Company all property that belongs to the Group and all documents and records in your possession, custody or control that were made, compiled or acquired as a result of your Employment which comprise or contain Confidential Information;

13.8.2	cooperate with any member of the Group for whom you performed duties by providing such reasonable assistance as may be required in connection with any hand-over arrangements that will avoid any hiatus in executive leadership or any claim made by or against any such member of the Group where it considers that you have relevant experience, knowledge or information.

14.	INTELLECTUAL PROPERTY

14.1	You will hold any interest in Intellectual Properly that you may have or acquire during and in the course of your Employment as trustee for the Company or the Group.

14.2	To the extent that they do not vest in the Company by operation of law or under this Contract of Employment, you hereby assign all rights, titles and interests you may have or acquire in any Intellectual Property (including, in the case of copyright, by way of present assignment of present and future copyright with full title guarantee) to the Company or (as directed by the Company) to the Group or its nominee, and agree promptly to do everything necessary at the request and expense of the Company to defend its or the Group’s rights in any Intellectual Property and secure full copyright, trade mark, design right, patent or other proprietary rights or other appropriate protection throughout the world.

14.3	So far as permitted by law you irrevocably waive in favour of the Company any rights you may have under Chapter IV (moral rights) of Part 1 of the Copyright, Designs and Patents Act 1988 and any corresponding foreign rights in respect of all Intellectual Property to which such rights apply.

14.4	Rights and obligations in relation to Intellectual Property will continue after the Termination Date in respect of all Intellectual Property and will be binding on you.

15.	OTHER AGREEMENTS

15.1	There are no collective agreements that directly affect your employment.

15.2	This Contract of Employment constitutes the entire understanding between you and the Company and supersedes all other agreements and arrangements (if any) relating to your Employment that are made between you and the Company, whether verbal or written, except in relation to:

15.2.1	any agreement or side letter relating to the period between the date of this Contract of Employment and the Commencement Date covering any bonus, incentive or other agreement or arrangement that is designed and intended to run in conjunction with or prior to this Contract of Employment); and

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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15.2.2	any conflict or discrepancy that arises between this Contract of Employment and the Employee Handbook, when this Contract of Employment shall apply and have priority and preference over such handbook, or as otherwise agreed between you and the Company.

16.	MISCELLANEOUS

16.1	Any alterations must be recorded in writing.

16.2	Any notice to be given under this Contract of Employment shall be in writing and if given by the Company shall be signed by a director of the Company (other than you) or some other duly authorised officer or agent of the Company and if given by you shall be signed by you. Any notice to the Company shall be served at the address of its registered office for the time being and may be delivered by hand or sent by first class recorded delivery post. Any notice to you shall be served on you in person or at you last known private address in the United Kingdom and may be delivered by hand to that address or sent by first class recorded delivery post.

16.3	This Contract of Employment is governed by and shall be construed in accordance with English law. Each of you and the Company submits to the exclusive jurisdiction of the courts of England and Wales with regard to any dispute or claim arising under this Contract of Employment.

Signed for and on behalf of the Company		I acknowledge receipt of these Terms and Conditions and I accept and agree to these terms.

Signature:	/s/ Tony Preston	Signature:

Name:	Tony K. Preston	Name:

Position: SVP Global Human Resources		Employee

Date: February 9, 2009		Date:

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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DEFINITIONS

“Associated Company”	means a company (which is not a Subsidiary or a Holding Company of a Group Company) of which more than 20 per cent of the Equity Share Capital is owned by a Group Company, or which owns more than 20 per cent of the Equity Share Capital of a Group Company.

“Board”	means the Board of Directors of Open Text Corporation from time to time (and includes any committees or nominees duly created or appointed by the Board).

“ELT”	Means (Executive Leadership team) John Wilkerson.

“Commencement Date”	Means July 5, 1999.

“Group”	means the Company; its Holding Company (if any) at any time; any Subsidiary (if any) of the Company or of the Company’s Holding Company at any time; any Associated Company; and any other subsidiary undertaking the name of which is notified to you by the Company as being a Group Company,

“Group Company”	means the Company and any other company that is a member of the Group at any time.

“Holding Company”	has the meaning given in section 736 Companies Act 1985

“Intellectual Property”	means any know-how information method or similar, any invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any country) or any discovery, design, database and other protectable lists of information, model, process, drawing, formula, computer program, specification, service mark, trade mark, trade name or other work (whether registerable or not including applications for registration of any such thing and whether a copyright work or not) and all matters of like nature including moral rights, rights in confidential information, trade secrets, trade or business names, domain names, get-ups and logos relating to or capable of being used at any time now or in the future in the business or affairs of the Group arising or created in the course of your employment anywhere in the world.

“Key Personnel”	means any individual who was at any time during the Relevant Period employed by, or engaged as a consultant to work for the Group (whether under a contract of or for services), in an executive or senior managerial, technical, research or sales capacity and with whom you (or any individual reporting directly to you or under your direct control) dealt during your employment under this Contract of Employment.

“Person”	includes (but is not limited to) any natural person or any association, body corporate, company, corporation, firm, foundation, organisation, partnership, trust, unincorporated body

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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or other entity (whether or not having a separate legal personality).

“Prospective Customer”	means any Person who or which at any time during the Relevant Period was in discussions or negotiations with or has invited a tender from the Group with a view to becoming a customer or client of the Group or in respect of whom you had access to Confidential Information and who had not indicated that he/she/it would not become a customer or client of the Group.

“Protected Supplier”	means any Person who or which at any time during the Relevant Period was a supplier, agent or distributor of, or was in the habit of dealing in those capacities with the Group.

“Regulations”	means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

“Relevant Period”	means the period of 6 months preceding or following the Termination Date.

“Restricted Area”	means the geographical area from time to time constituting the market of the Group for its products and services.

“Restricted Customer”	means any Person who or which at any time during the Relevant Period was a customer or client of, or was in the habit of dealing (other than in a de minimis way) with the Group or in respect of whom you had access to Confidential Information.

“Subsidiary”	has the meaning given in section 736 Companies Act 1985.

“Termination Date”	means the date your employment under this Contract of Employment ends.

“Third Party”	means any person who is not named as a party to this Contract of Employment.

“writing” or “written”	includes typewriting, printing, lithography, photography and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

“OTE”	On Target Earnings equates to entire compensation employee would earn including base salary, 100% commission and all benefits under the terms of this agreement and their employment for the said period.

**** End ****

*	Compensation, LTIPSs and Stock to be reviewed within 4 weeks of start date

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Management Engagement Agreement Letter

Management Engagement Letter:

I, D. Wareham employee of open text acknowledge that in my management responsibility I will have cause to provide direction to employees of both IXOS Software AG and its subsidiaries (collectively, “IXOS”) and Open Text Corporation and its subsidiaries (collectively, “Open Text”) and be tasked to obtain the business objectives for both IXOS and Open Text. I acknowledge that employees of the other Company, whether on secondment, on a sub-contract, or simply in the regular on-going employment by their current Company (“other Co -Employees”) shall have certain rights as contained in their secondment agreement, sub-contract and terms of employment, and I am obliged to familiarize myself with the terms of such agreements.

I agree to familiarize myself with the business plans for the business areas for which I have been given responsibility and I agree to use all reasonable efforts to achieve these plans.

I also agree to review the relevant Corporate policies and procedures of both Companies and, in particular, the approval and signing policies and to abide by same.

I agree and understand that I may not make adjustment to the other Co-Employees’ employment contracts, including but not limited to compensation, benefits, cash bonuses, termination of a Co-Employee or placement of a Co-Employee on a formal performance improvement plan nor will I discuss changes to compensation or benefits with other Co-Employees.

I acknowledge that other Co-Employees continue to formally report to their employing Company and are entitled to abide by the employing company’s human resource practices.

When personnel issues regarding other Co-Employees arise I will contact the appropriate line manager of the other Company and provide feedback to Human Resources.

I will review and approve all weekly timesheets for seconded employees, and ensure seconded employees perform as per their agreement. I will approve all expenses, time-off requests and other personnel items as outlined in the secondment agreement.

I will not purchase or sell assets of the other Company nor will I enter into any other binding agreements on behalf of the other Company without proper approvals. If I am not aware of who may provide the proper approvals, I will escalate the issue to the Controller of both Companies.

Where any decision or action to be taken may potentially result in a disadvantage (monetary or other) for the other Company then I will contact (e.g. per email) the integration executive lead at both Companies, Walter Kohler and Ron Chan, and they will resolve the matter.

I agree not to take material decisions that cannot be reversed or compensated if they result in a disadvantage (monetary or other) for the other Company without prior contact and approval of the relevant management of the Other Company.

I further agree to:

•	Act at all times in a diligent, loyal and honest manner, and shall not knowingly be a party to any illegal or improper activities.

•	Avoid “conflicts of interest” and maintain high standards of conduct.

•	Support the establishment of and compliance with appropriate standards, processes and controls.

•	Maintain the confidentiality of information obtained in the course of my duties. The information shall not be used for personal benefit or released to inappropriate parties.

•

Support the establishment and maintenance of programs that ensure compliance with those health, safety and environmental protection laws and regulations that are applicable to the Company’s operations.

The other Company assigns management responsibility with regard to their relevant employees that the Manager shall fulfill on their behalf and in accordance with their approval and signing policy, standard business processes and the Business Conduct Policy.

Manager	Open Text Corporation	IXOS Software AG (IXOS)
Employee Signature:	OTC Signing Authority Signature:	IXOS Signing Authority Signature:

/s/ David Wareham

Print Name:	Print Name:	Print Name:

David Wareham

Address:	Address:	Address:

OTUK, BEACONSFIELD.

Executive Lead	Walter Kohler	Ron Chan
Financial Reporting, Cross-Charging (Europe) Human Resources (Europe) Human Resources (NA) IS & T

walter.koehler@ixos.de 49-89-4629-1161

Ulla Neunzert

uneunzerf@opentext.com 49 89 4629 1227

Marion Kayacan

marion.kayacan@ixos.de 49 89 4629 1633

Ron Chan

rchan@opentext.com 905-762-6224

Philipp Mueller-Sohnius

Philipp.Muellor-sohnius@ixos.de 49 89 4629

1297

rchan@opentext.com 905-762-6224

Ulla Neunzert

uneunzer@opentext.com 41 71 227 9527

Sandra Rueegg

srueegg@opentext.com 41 71 272 15 80

Ron Chan

rchan@opentext.com 905-762-6224

Sean Coutts

scoutts@opentext.com 519-888-7111 x2212

OPEN TEXT CORPORATION

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

As an employee of Open Text Corporation or any related or affiliated company (the “Company”):

A.	I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of confidential information of the Company; and

B.	I have a responsibility not to solicit or entice away from the Company any customer of the Company or any employee of the Company.

I. Confidential Information. For purposes of this Agreement, the term “confidential information” means all information that is not generally known and which I obtained from the Company, or learn, discover, develop, conceive or create during the term of my employment with the Company, and which relates directly to the business or to assets of the Company. Confidential information includes, but is not limited to: inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Company that the Company informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential information also includes information obtained by the Company in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will ask my manager for assistance.

Confidential information does not include any information that has been made generally available to the public. It also does not include any general technical skills or general experience gained by me during my employment with the Company. I understand that the Company has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Company.

I recognize and acknowledge that in the course of my employment with the Company I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Company relating to the conduct and details of the Company’s business. While I am employed by the Company and for a period of three years following the cessation of my employment I agree:

A. to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company), and shall faithfully do all in my power to assist the Company in holding in secrecy all of the Company’s confidential information as defined above.

B. to keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company) any and all secrets or confidential information related to the Company’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Company, which knowledge I gain in my capacity as an employee of the Company and which knowledge is not publicly available or disclosed.

II.	Agreement Not to Solicit.

I agree that while I am an employee of the Company and for six (6) months thereafter that I will:

A.	not solicit or entice or attempt to solicit or entice away from the Company any of the employees of the Company to enter into employment or service with any person, business, firm or corporation other than the Company;

B.	not solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation dealing with the Company.

III.	Return of Documents.

Upon the cessation of my employment with the Company for any reason, I agree to return to the Company all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Company.

IV.	General.

A. I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Company or which would prevent me from lawfully executing this Agreement.

B. I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Company. I agree to report in writing any violations of these policies to my manager or to the Vice-President of Human Resources.

C. All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain binding in accordance with its terms.

D. This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

E. I acknowledge that my employment with the Company is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate and sufficient consideration to bind me to all of the covenants and agreements made by

/s/ Susan E. Wareham	/s/ David R. Wareham
Print Name of Witness	Print Name of Employee

Signature of Witness	Signature of Employee

Date: 28/6/99